Exhibit 99.01



General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200,
Oakbrook Terrace, IL  60181, (630) 954-0400                   AMEX:  JOB


FOR IMMEDIATE RELEASE                                         July 28, 2008

COMPANY:   General Employment Enterprises, Inc.

CONTACT:   Doris A. Bernar
           Communications Manager & Assistant Secretary
           Phone (630) 954-0495    (630) 954-0592 fax
           invest@genp.com    e-mail


               General Employment Reports Third Quarter Results


OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX: JOB) reported consolidated net revenues for the quarter ended June 30, 2008 of $3,622,000, compared with consolidated net revenues of $4,864,000 reported for the same period last year.

Placement services revenues for the quarter were $1,817,000, down 38% from the same period last year. Contract service revenues of $1,805,000 decreased 7% from last year.

As a result of the lower revenues, the Company had a net loss of $582,000, or $.11 per diluted share, in the third quarter of this fiscal year, compared with net income of $184,000, or $.03 per diluted share, in the third quarter last year.

Commenting on the Company's performance, Herbert F. Imhoff, Jr., board chairman and CEO said, "The depressed economy had a significant impact on our revenues and operating results this quarter. Based on feedback from our branch offices, we believe current and potential clients have chosen to limit their hiring plans due to the continuing economic uncertainties. "

Mr. Imhoff added, "In response to these business conditions, we have taken a number of proactive measures to contain losses and increase branch productivity. As of today, we have closed three underperforming branch offices this fiscal year. In addition, we added a national training manager to our corporate team whose focus will be on increasing branch production levels as well as improving the hiring and retention of field staff. "

Concluding, Mr. Imhoff said, "Our priorities are to improve the Company's revenues through additional training, to maintain tight controls over spending and to evaluate other cost-cutting options. "


                              Nine Months Results

For the nine months ended June 30, 2008, the Company had a net loss of $1,332,000, or $.26 per share, compared with net income of $570,000, or $.11 per share, for the same period last year. Consolidated net revenues for the nine-month period were $11,475,000, down from $14,668,000 last year.



                             Business Information

General Employment provides professional staffing services through a network of 17 branch offices located in 9 states, and specializes in information technology, accounting and engineering placements.

The Company's business is highly dependent on national employment trends in general and on the demand for professional staff in particular. Because long-term contracts are not a significant part of the Company's business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company's business activities, including the activities of contract employees and events affecting its contract employees on client premises, and the ability of the Company to attract and retain qualified corporate and branch management.







                        GENERAL EMPLOYMENT ENTERPRISES, INC.
                        CONSOLIDATED STATEMENT OF OPERATIONS
                          (In Thousands, Except Per Share)

                                         Three Months           Nine Months
                                        Ended June 30         Ended June 30
                                       2008      2007       2008       2007

Net revenues:
  Contract services                  $1,805    $1,942    $ 5,665    $ 6,255
  Placement services                  1,817     2,922      5,810      8,413
  Net revenues                        3,622     4,864     11,475     14,668

Operating expenses:
  Cost of contract services           1,207     1,306      3,816      4,224
  Selling                             1,232     1,856      3,885      5,308
  General and administrative          1,779     1,601      5,170      4,791
  Total operating expenses            4,218     4,763     12,871     14,323

Income (loss) from operations          (596)      101     (1,396)       345
Investment income                        14        83         64        225

Net income (loss)(1)                 $ (582)   $  184    $(1,332)   $   570

Average number of shares:
  Basic                               5,165     5,151      5,163      5,149
  Diluted                             5,165     5,399      5,163      5,372

Net income (loss) per share:
  Basic                              $ (.11)   $  .04    $  (.26)   $   .11
  Diluted                            $ (.11)   $  .03    $  (.26)   $   .11



__________________________________________________
(1) There were no credits for income taxes as a result of the pretax losses in the 2008 periods, because there was not sufficient assurance that future tax benefits would be realized. There were no provisions for income taxes in the 2007 periods, because of the availability of losses carried forward from prior years.




                        GENERAL EMPLOYMENT ENTERPRISES, INC.
                  SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                                   (In Thousands)


                                                  June 30     September 30
                                                    2008           2007

Assets:
  Cash and cash equivalents                        $4,267        $6,344
  Other current assets                              1,992         2,167

  Total current assets                              6,259         8,511
  Property and equipment, net                         849           929
  Other assets                                        441           436

  Total assets                                     $7,549        $9,876


Liabilities and shareholders' equity:
  Current liabilities                              $1,574        $2,116
  Other liabilities                                   441           436
  Shareholders' equity(2)                           5,534         7,324

  Total liabilities and shareholders' equity       $7,549        $9,876

__________________________________________________
(2) During the nine months ended June 30, 2008, the board of directors declared a cash dividend of $.10 per common share, resulting in a $517,000 charge to retained earnings.